Exhibit 99.1

Monarch Announces Election of President and CEO

Chesapeake, VA—(Nasdaq: MNRK) The Board of Directors of Monarch Financial Holdings, Inc. and Monarch Bank announced the election of three senior officers to top leadership positions. William F. Rountree, Jr., current and founding President and CEO, has been elected to serve as President and CEO of Monarch Financial Holdings, Inc., the parent of Monarch Bank. Brad E. Schwartz, currently Executive Vice President and Chief Operating and Financial Officer, has been elected to serve as Chief Executive Officer (CEO) of Monarch Bank. E. Neal Crawford, currently Norfolk Regional President, has been elected to serve as President of Monarch Bank. All three members also serve on the Board of Directors for both companies.

Jeffrey F. Benson, Chairman of the Board, stated “We are excited to announce the election of these three outstanding leaders. Rountree will continue to focus on strategic planning and leadership of the overall company while insuring Monarch is well positioned to transition into a successful future. Schwartz and Crawford will be responsible for the day-to-day affairs of running and growing Monarch Bank.”

William F. Rountree, Jr. helped start the Bank in 1998 and has been President and CEO and a Board member since inception. He has over 40 years of banking experience in this market. He has lead and been on the board of numerous community and volunteer organizations over the years, including the United Way, Eastern Virginia Medical School Foundation, Young Life, Junior Achievement, the Resort Advisory Committee (RAC), and Cape Henry Collegiate.

Brad E. Schwartz, 46, has twenty-five years of banking experience. He has served as a Director, Executive Vice President, COO and CFO since joining Monarch in 2004. He will continue to serve as the CFO and Corporate Secretary of Monarch Financial Holdings. Schwartz is a graduate of Longwood University, has a Masters Degree in Business Administration from the University of Richmond’s Robins School of Business and is a graduate of the Stonier Graduate School of Banking. Mr. Schwartz is also a certified public accountant. Previously, while serving other Virginia banks, Schwartz has held positions such as CEO, Chief Operating Officer, Chief Financial Officer and Chief Information Officer. He is active with the Virginia Bankers Association and currently serves as a Board member and Treasurer of Virginia Beach Court Appointed Special Advocates, Inc. (CASA).

E. Neal Crawford, 46, joined Monarch in 2003 and has served as Market President for Norfolk. He has over twenty-one years of banking experience. Prior to joining Monarch, he worked briefly as President of PWC Capital and prior to that was Norfolk City Executive for a regional bank. Crawford is a graduate of East Carolina University and a recent graduate of the Stonier Graduate School of Banking.

4

He presently is on the board of Cruise International and serves on the Virginia Opera Board, is Chairman of the Norfolk Convention and Visitor Foundation, and is a Board member of the Cultural Alliance.

##

A photo is available upon request

FOR IMMEDIATE RELEASE

Contact:        William F. Rountree, Jr. – (757) 389-5110, www.monarchbank.com

Date:             May 7, 2009

5